                                 EXHIBIT 11.1

                            RED BRICK SYSTEMS, INC.
                              STATEMENT REGARDING
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                  (unaudited)

                                            THREE MONTHS ENDED                NINE MONTHS ENDED
                                               SEPTEMBER 30,                     SEPTEMBER 30,
                                         -------------------------        --------------------------
                                             1997            1996             1997          1996
                                         ------------   ----------        ------------   -----------
Net income (loss)                        $(10,541,712)  $   817,347       $(18,436,844)  $ 1,443,723

Computations of weighted average
  common and common equivalent
  shares outstanding:
  Weighted average common
    shares outstanding                     11,848,722    11,188,350         11,591,448    10,770,116
  Weighted average common equi-
    valent shares attributable to
    stock options and warrants                     --     1,581,662                 --     1,864,632
                                         ------------   ----------        ------------   -----------

    Shares used in computing
      net income per share                 11,848,722    12,770,012         11,591,448    12,634,748
                                         ============   ===========       ============   ===========

Net income (loss) per share              $      (0.89)  $      0.06       $      (1.59)  $      0.11
                                         ============   ===========       ============   ===========
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Fully diluted computation not presented since such amounts differ by less than
3% of the net income per share amount shown above.